UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2018

City Office REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36409	98-1141883
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1075 West Georgia Street, Suite 2010, Vancouver, British Columbia,	V6E 3C9
(Address of principal executive offices)	(Zip Code)

(604) 806-3366

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On March 15, 2018, City Office REIT Operating Partnership, L.P. (the “Operating Partnership”), the operating partnership of City Office REIT, Inc. (the “Company”), entered into a Credit Agreement (the “Credit Agreement”), dated as of March 15, 2018, by and among the Operating Partnership, as borrower, the Company and certain of its subsidiaries, as guarantors, KeyBank National Association (“KeyBank”), as lender, agent and swing loan lender, the other lending institutions party thereto, as lenders, and Keybanc Capital Markets (“Keybanc Markets”), as sole lead arranger and sole book manager.

The Credit Agreement relates to a $250 million unsecured revolving credit facility (the “Unsecured Credit Facility”). Up to $25,000,000 of the Unsecured Credit Facility is available for swingline loans. Additionally, the Operating Partnership has the right to request an increase, subject to customary terms and conditions, of the aggregate amount of the Unsecured Credit Facility to up to $500 million, a portion of which may be drawn as an incremental term loan with a maturity date of five years from the date of such draw. The maturity date of the Unsecured Credit Facility is March 15, 2022; provided, however, that the Operating Partnership has the option to extend borrowings under the Unsecured Credit Facility for an additional 12 months under certain circumstances. The Operating Partnership may prepay the Unsecured Credit Facility, in whole or in part, at any time without fee or penalty, except for breakage costs associated with LIBOR borrowings. The Credit Agreement contains customary representations and warranties, financial covenants, negative covenants, affirmative covenants and events of default.

Borrowings under the Unsecured Credit Facility will bear an interest at a rate equal to the LIBOR rate plus a margin of 140 to 225 basis points. The Unsecured Credit Facility requires monthly payments of interest only, but requires mandatory prepayments under certain circumstances as set forth in the Credit Agreement. All obligations under the Credit Agreement are unconditionally guaranteed by the Company.

The Credit Agreement replaced the previously disclosed Amended and Restated Credit Agreement, as amended (the “Existing Credit Agreement”), dated as of June 26, 2015, entered into by and among the Operating Partnership, as parent borrower, the subsidiary borrowers named therein, KeyBank, as lender and agent, the other lenders named therein, and Keybanc Markets, as sole lead arranger and sole book runner, which provided a $150 million secured credit facility that was scheduled to expire on June 26, 2018.

The foregoing description of the Credit Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The disclosure set forth under Item 1.01 (Entry into a Material Definitive Agreement) above is incorporated by reference into this Item 1.02. No prepayment fees or termination penalties were incurred in connection with the termination of the Existing Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01(Entry into a Material Definitive Agreement) above is incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Credit Agreement dated as of March 15, 2018 by and among City Office REIT Operating Partnership, L.P., as borrower, City Office REIT, Inc. and certain of its subsidiaries, as guarantors, KeyBank National Association, as lender, agent and swing loan lender, the other lending institutions parties named therein, as lenders, and Keybanc Capital Markets, as sole lead arranger and sole book manager

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITY OFFICE REIT, INC.

Date: March 21, 2018	By:	/s/ James Farrar
	Name:	James Farrar
	Title:	Chief Executive Officer